Exhibit 10.1
CLASS A UNIT AWARD AGREEMENT
UNDER THE FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF MEDLEY LLC
DATED AND EFFECTIVE AS OF [DATE]
This AWARD AGREEMENT (“Agreement”) dated and effective as of [DATE] (the “Grant Date”), and is between Medley LLC, a Delaware limited liability company (the “Company”), and [NAME] (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Medley LLC, dated as of September 23, 2014, as may be amended from time to time (the “LLC Agreement”).
1.Unit Grant. In accordance with the terms of the LLC Agreement and subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant an aggregate of [NUMBER OF UNITS] of the Company’s Class A Units (the “Units”) pursuant to the Medley Management Inc. 2014 Omnibus Incentive Plan (the “Plan”). The Units will vest and become nonforfeitable in accordance with the provisions of Sections 3, 4 and 5 of this Agreement.
2.    Conditions to Award. The award contemplated herein is conditioned upon the Participant executing this Agreement within 24 hours of the date hereof.
3.    Vesting of the Units. Provided the Participant has not undergone a termination from Service on or prior to each applicable vesting date (or event):

•	One-third (1/3) of the Units shall vest on January 1, [●];

•	One-third (1/3) of the Units shall vest on January 1, [●]; and

•	One-third (1/3) of the Units shall vest on January 1, [●].
Provided, however, that the Participant shall fully vest in such Participant’s Units (i) upon termination of Service without “Cause” (as defined below) in connection with a Change in Control (as defined in the Plan), or (ii) provided the Participant has not undergone a termination from Service prior thereto, upon (a) the occurrence of a Change in Control, or (b) death or Disability (as defined in the Plan) of the Participant.
At all times prior to vesting or upon the Participant’s termination of Service for Cause, Units shall be deemed to be “Unvested Units” for purposes of the LLC Agreement and the Exchange Agreement, dated as of September 23, 2014, among Medley Management Inc., a Delaware corporation (“Medley Management”), the Company, and the holders of LLC Units (as defined therein) from time to time, and as may be amended (the “Exchange Agreement”). Upon vesting, the Units which shall have vested shall be “Vested Units” for purposes of the LLC Agreement and the Exchange Agreement.
Notwithstanding the definition of “Cause” in the LLC Agreement, with respect to Participant and this Agreement, “Cause” shall mean any of the following:

a.	The Participant’s fraud or embezzlement;

b.
The Participant’s conviction for, or the entering of a plea of guilty or nolo contendere by the Participant to, a financial crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude;

c.	The Participant’s conviction for any other criminal act that has a material adverse effect on the property, operations, business or reputation of the Company or any of its Affiliates.
The Company shall bear the burden of proof in any legal proceeding with respect to any determination for Cause.
4.    Termination of Service. Any reference herein to a termination of Service or the Participant ceasing Service shall be defined as an event that constitutes a “separation from service” for purposes of Section 409A of the Code. “Service” shall mean services rendered to Medley Management, the Company and/or their respective Affiliates by the Participant as a service provider, as an employee, independent contractor or Member. Upon the Participant ceasing Service, (i) all vesting with respect to Participant’s Units shall cease and (ii) Unvested Units shall be forfeited to the Company by the Participant, for no consideration, as of the date of such termination of Service.
5.    Distributions. The Participant will be entitled to distributions with respect to Vested Units and Unvested Units that have not been forfeited as of the payment date as provided by the LLC Agreement.
6.    Restrictions on Transfer. Unvested Units may not be sold, transferred, assigned or pledged or otherwise be the subject of any disposition. Vested Units may not be sold, transferred, assigned or pledged or otherwise be the subject of any disposition except to the extent permitted by the LLC Agreement and the Exchange Agreement.
7.    Securities Law Requirements. No person who acquires Units under this Agreement may sell the Units, unless they make the offer and sale pursuant to an effective registration statement under the Securities Exchange Act, which is current and includes the Units to be sold, or an exemption from the registration requirements of that Act.
8.    No Limitation on Rights of the Company. The grant of the Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
9.    LLC Agreement and Agreement Not a Contract of Employment or Service. Neither the LLC Agreement nor this Agreement is a contract of employment or Service, and no terms of the Participant’s Service will be affected in any way by the LLC Agreement, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the LLC Agreement nor this Agreement will be construed as conferring any legal rights on the Participant to continue to remain in Service with the Company, nor will it interfere with the Company’s or any Affiliate’s right to discharge the Participant or to deal with him or her regardless of the existence of the LLC Agreement, this Agreement or the Units.
10.    Participant to Have No Rights as a Member. Before the date as of which he is recorded on the books of the Company as the holder of any Units, the Participant will have no rights as a Member with respect to those Units.
11.    Restrictive Covenants. The Participant has entered into a Confidentiality, Non-Interference, and Inventions Assignment Agreement (the “Restrictive Covenants Agreement”). It is an express condition to the grant of Units that the Participant remains subject to such Restrictive Covenants Agreement.
12.    Notice. Any notice or other communication required or permitted under this Agreement shall be in writing, signed by the party giving such notice and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (return receipt requested, with postage prepaid), to the respective parties at the addresses noted in the LLC Agreement.
13.    Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
14.    Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction. Any action or proceeding arising out of or in connection with the LLC Agreement or this Agreement shall be brought only in the courts in the State of Delaware, including the Federal Courts located therein, should Federal jurisdiction requirements exist, and the Participant shall consent to submit to the exclusive jurisdiction of the such court for purposes of any action or proceeding arising out of or in connection with the LLC Agreement or this Agreement and hereby waives any right to a jury trial with respect to such action or proceeding.
15.    LLC Agreement Controls. The Units granted under this Agreement are in all respects subject to the provisions set forth in the LLC Agreement to the same extent and with the same effect as if set forth fully in this Agreement. The terms of the LLC Agreement and the Plan are incorporated herein by reference. The Participant is bound by the terms of the LLC Agreement, the Plan and the Restrictive Covenants Agreement. If the terms of this Agreement conflict with the terms of the LLC Agreement document, the LLC Agreement document will control.
16.    Amendment of the Agreement. Except as set forth in Section 13 of the Plan, the Company and the Participant may amend this Agreement only as provided in the LLC Agreement.
17.    Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.
18.    Section 409A. The Units are intended to qualify for exemption from or, in the alternative, comply with, Section 409A of the Code. This Agreement shall be construed and interpreted in accordance with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A of the Code and any such modification shall attempt to maintain the same economic results as before such modification. Payments made to a Participant under this Agreement in error shall be returned to the Company and do not create a legally binding right to such payments.
19.    Section 83(b) Election. The Participant hereby acknowledges that he has been informed that, with respect to the Units, the Participant may file an election with the Internal Revenue Service, within 30 days of the execution of this Agreement, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Units, if any, and their fair market value on the date of the Grant Date. Absent such an election, taxable income will be measured and recognized by the Participant at the time or times at which the forfeiture restrictions on the Units lapse (i.e., as and when the Units become Vested Units). The Participant is strongly encouraged to seek the advice of his or her own tax consultant in connection with the issuance of the Units and the advisability of filing of the election under Section 83(b) of the Code. The Participant acknowledges that it is not the Company’s responsibility, but rather is the Participant’s sole responsibility, to file the election under section 83(b) timely. If the Participant files an election under Section 83(b) of the Code, the Participant shall promptly furnish the Company with a copy of the election. A form of election under Section 83(b) of the Code is attached hereto as Exhibit A for reference.
20.    Clawback/Forfeiture. Notwithstanding anything to the contrary contained in the LLC Agreement, the Plan or this Agreement, if the Participant otherwise has engaged or engages in any Detrimental Activity (as defined in the Plan), (i) the Committee (as defined in the Plan) may in its sole discretion cancel such Units, and (ii) the Participant will forfeit any gain realized on the vesting of such Units and must repay the gain to the Company. The Committee may also provide that if the Participant receives any amount in excess of what the Participant should have received under the terms of this Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Units shall be and remain subject to any clawback or similar policy, adopted by the Board or the Committee, as may be in effect from time to time.
21.    Agreement Administration. This Agreement will be administered by the Managing Member. Except as limited by law, the Managing Member will have full power to construe and interpret this Agreement and the LLC Agreement, to establish, amend or waive rules and regulations for this Agreement’s administration, and to make all other determinations that may be necessary or advisable to administer this Agreement. As permitted by law, the Managing Member may delegate some or all of its authority under this Agreement. All determinations and decisions made by the Managing Member (or its delegate) pursuant to the provisions of this Agreement will be final, conclusive and binding on all Persons, including, without limitation, the Company, its Members, all Affiliates, the Participant and his successors, heirs and assigns.
IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

MEDLEY LLC

By: Medley Management Inc.
its Managing Member

By:_____________________________

Name: Brook Taube		(Participant’s Signature)
Its:	Chief Executive Officer	Participant’s Name and Address for notices: [NAME] [ADDRESS]

EXHIBIT A
ELECTION TO INCLUDE VALUE OF
RESTRICTED PROPERTY IN GROSS INCOME
IN YEAR OF TRANSFER UNDER CODE§ 83(b)

The undersigned (the “Taxpayer”) hereby elects pursuant to § 83(b) of the Internal Revenue Code to include the restricted property described below in his gross income for the tax year ending December 31, [YEAR] and supplies the following information in accordance with the regulations promulgated thereunder:
1.    The name, address and taxpayer identification number of the Taxpayer are:

2.    Description of property with respect to which the election is being made:

[●] Class A Units (the “Units”) of Medley LLC, a Delaware limited liability company (the “Company”).

3.    The date on which property was transferred is [●].

The taxable year to which this election relates is calendar year [●].
4.    The nature of the restriction(s) to which the property is subject is:

A.	The Units shall vest in one-third tranches on each of the third, fourth and fifth anniversaries of the Date of Grant.

B.	The Units are not transferable except as permitted by the LLC Agreement of the Company.

C.	Special forfeiture provisions apply in the event of a termination for cause or a violation of certain restrictive covenants.
5.    Fair market value:

The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $[●] per Unit.
6.    Amount paid for property:

The amount paid by Taxpayer for said property is $0 per Unit.
7.    Furnishing statement to employer:

A copy of this statement has been furnished to the Company.

Dated: [●]

[●]

This election must be filed with the Internal Revenue Service Center with which the Taxpayer files his Federal income tax returns and must be filed within thirty (30) days after the date of transfer. This filing should be made by registered or certified mail, return receipt requested.

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